EXHIBIT 5
                                 July 21, 1997
             Opinion and Consent of Brobeck, Phleger & Harrison LLP


SanDisk Corporation
140 Caspian Court
Sunnyvale, CA  94089


    Re: SanDisk Corporation Form S-8 Registration Statement for Offering of 3,000,000 Shares of Common Stock

Ladies and Gentlemen:

         We  refer  to  your   registration  on  Form  S-8  (the   "Registration
Statement") under the Securities Act of 1933, as amended, of (i) an additional 2,500,000 shares of the common stock ("Common Stock") of SanDisk Corporation (the "Company") issuable under the Company's 1995 Stock Option Plan (the "Option Plan"), (ii) an additional 50,000 shares of Common Stock issuable under the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan") and (iii) an additional 450,000 shares of Common Stock issuable under the Company's Employee Stock Purchase Plan (the "Purchase Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Option Plan, the Directors Plan and the Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable shares of Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Brobeck, Phleger & Harrison LLP
                                            -----------------------------------
                                            BROBECK, PHLEGER & HARRISON LLP